Exhibit 8.1
List of Subsidiaries

Chalk Investments Corp.
Chalk Media Service Corp.
Chalk Inc.
Chalk Connected Productions Corp.
Chalk Media IP Corp.
DCC TV II Corp.
Spy Academy II Corp.
Chalk Media ESC Corp.